EXHIBIT 5.1
OPINION OF GREENBERG TRAURIG, P.A.
[Letterhead of Greenberg Traurig, LLP]
October 10, 2007
Terremark Worldwide, Inc.
2601 South Bayshore Drive
Miami, Florida 33133

Re:	Terremark Worldwide, Inc. Registration Statement on Form S-3
     Ladies and Gentlemen:
     We have acted as special counsel to Terremark Worldwide, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 491,400 shares (the “Note Shares”) of our common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of 9% Senior Convertible Notes due 2009 (the “Notes”) issued under that certain Indenture, dated as of January 5, 2007 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), (ii) 145,985 shares (the “Fee Shares”) of Common Stock issued to Credit Suisse, International (“Credit Suisse”), in connection with an arrangement fee (the “Arrangement Fee”) as consideration for its services in connection with the Notes, (iii) 1,925,546 shares (the “Data Return Shares” of Common Stock issued to Saratoga Partners IV LP, Saratoga Management Company LLC, Saratoga Coinvestment IV LLC, Saratoga Associates IV LLC and certain members of management of Data Return LLC (collectively, the “Former Data Return Members”) and (iv) 50,000 shares (the “Medina Shares” and together with the Note Shares, the Fee Shares and the Data Return Shares, the “Shares”) owned by M.D. Medina Investments, LLC (“Medina Holdings” and together with Credit Suisse and the Former Data Return Members, the “Selling Stockholders”). The Shares are to be offered and sold by the Selling Stockholders.
     In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following: (i) that certain Registration Rights Agreement, dated as of January 5, 2007 (the “Notes Registration Rights Agreement”), by and between the Company and Credit Suisse, including all exhibits thereto; (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) an executed copy of the Notes; (v) that certain Registration Rights Agreement, dated as of May 11, 2007 (the “Data Return Registration Rights Agreement” and together with the Notes Registration Rights Agreement, the “Registration Rights Agreements”), by and among the Company and the Former Data Return Members, including all exhibits thereto; (vi) the Amended and Restated Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware and all subsequent amendments thereto; (vii) the Amended and Restated Bylaws of the Company; and (viii) resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth in paragraph 1 below, we have also assumed that the Notes were duly authenticated

Terremark Worldwide, Inc.
October 10, 2007

by the Trustee. We have also assumed that the Company has complied with all aspects of applicable laws of jurisdictions other than the State of New York and other than Delaware corporate law in connection with the transactions contemplated by the Registration Rights Agreements, the Notes and the Indenture.
     Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The Note Shares initially issuable upon conversion of the Notes pursuant to the Indenture have been duly authorized by the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.
     2. The Fee Shares to be sold by Credit Suisse pursuant to the Registration Statement have been duly authorized, and are validly issued, fully paid and nonassessable.
     3. The Data Return Shares to be sold by the Former Data Return Members pursuant to the Registration Statement have been duly authorized, and are validly issued, fully paid and nonassessable.
     4. The Medina Shares to be sold by Medina Holdings have been duly authorized, and are validly issued, fully paid and nonassessable.
     Our opinions set forth herein are limited to Delaware corporate law and the laws of the State of Florida that, in our experience, are applicable to securities of the type covered by the Registration Statement. We do not express any opinion with respect to the law of any jurisdiction other than the aforementioned jurisdictions or as to the effect of the laws of any such non-opined on jurisdictions on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
     This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent, except that we hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with the transactions contemplated by herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Respectfully submitted, GREENBERG TRAURIG, P.A.
By:	/s/ Jaret L. Davis, Esq.
Jaret L. Davis, Esq.
Shareholder